
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


FORM 4                                      Filed  pursuant  to  Section  16(a)  of  the          OMB APPROVAL
------                                      Securities  Exchange  Act of  1934,  Section          ------------
/ / Check this box if no longer             17(a) of the Public Utility Holding Company           OMB Number     3235-0287
    subject to Section 16. Form 4           Act of 1935 or Section 30(f) of the Investment        Expires:       September 30, 1998
    of Form 5 obligations may continue.     Company Act of 1940                                   Estimated average
    See Instruction 1(b).                                                                         burden hours
                                                                                                  per response....0.5




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1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                   to Issuer (Check all applicable)
   Reynolds,   Donald           R.                HEI, Inc. (HEI)
                                               --------------------------------------------      -----------------------------------

_______________________________________        3. IRS or Social Security  4. Statement for         Director              10% Owner
(Last)       (First)       (Middle)               Number of Reporting        Month/Year       ---                     ---
                                                  Person (Voluntary)         October 1998      X   Officer (give      ____ Other
                                                                                              ---  title below)           (specify
                                                                                              EXECUTIVE VICE PRESIDENT     below)
   14177 Sandy Beach Trail                                                5. If Amendment,
____________________________________________________                         Date of Original
                      (Street)                                              (Month/Year)

    Prior Lake, MN              55372
____________________________________________________
(City)      (State)             (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                            (Check Applicable Line)
                                                                                             X   Form filed by One Reporting Person
                                                                                            ---
                                                                                            ___  Form filed by More than One
                                                                                                 Reporting Person

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                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
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Common Stock $.05 par value     10/20/98    P               2,000    A        $5.00                            (D)
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Common Stock $.05 par value     10/20/98    P               2,000    A        $4.875        4,000              (D)
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*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                (Print or Type Responses)


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of         Ship       ture
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-    Form of    of
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive       Deriva-    In-
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-    tive       di-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene- Security:  rect
                Security     Year)                  (Instr. 3,                                            ficially   Direct    Bene-
                                                    4, and 5)                                             Owned at   (D) or    fi-
                                                                                                          End of     Indirect  cial
                                                                                                          Month      (I)        Own-
                                                                                                          (Instr. 4) (Instr. 4)  er-
                                                                                                                                ship
                                                                -------------------------------------                        (Instr.
                                                                Date     Expir-                                                   4)
                                                                Exer-    ation          Amount or
                                                                cisable  Date    Title  Number of
                                                                                        Shares
                                    ------- ----- ----- -----
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

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Explanation of Responses:


            /s/ Donald R. Reynolds                  11/9/1998
            -------------------------------   -----------------
            **Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.